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                                                           EXHIBIT O

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Assignment") is made and entered into as of April 11, 2001, by and among FIRST SOUTHERN BANCORP, INC., a Kentucky corporation ("FSB"), and UNITED TRUST GROUP, INC., an Illinois corporation ("UTG").

                                    Recitals

          FSB desires to assign to UTG, as of the date of this Assignment, all of FSB's right, title and interest in and to that certain Common Stock Purchase Agreement, dated as of February 13, 2001, by and among FSB, Larry E. Ryherd and the other individuals and entities identified on Schedules I and II thereto and joined in by the persons identified on Schedule III thereto (the "Purchase Agreement"), relating to the purchase by FSB of shares of common stock of UTG (the "Shares"), in exchange for UTG assuming the obligations of FSB thereunder, including the obligation to purchase the Shares.

          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

         1. ASSIGNMENT. Effective on the date of this Assignment, FSB hereby transfers and assigns to UTG all of FSB's right, title and interest in and to the Purchase Agreement, including without limitation FSB's right to purchase the Shares thereunder.

         2. ASSUMPTION BY UTG. UTG hereby agrees to pay, perform and discharge all of the obligations of FSB with respect to the Purchase Agreement, including without limitation FSB's obligation to purchase the Shares and pay the purchase price therefor, including the issuance of the Notes (as defined in the Purchase Agreement).

         3. CONSENT TO ASSIGNMENT. FSB, UTG and each of them shall, after the date hereof, each use their best efforts to obtain any and all consents not obtained before the date hereof relative to the transactions contemplated by this Assignment.

         4. INDEMNIFICATION. UTG hereby indemnifies, defends and holds FSB harmless from and against all claims relating to the Purchase Agreement arising out of actions or events which occur after the date of this Assignment.

         5. FURTHER ASSURANCES. FSB agrees to execute and deliver from and after the date of this Assignment, upon reasonable request of UTG, all agreements or instruments reasonably required by UTG for the purpose of confirming the transactions contemplated by this Assignment.

         6. COUNTERPARTS.  This  Assignment  may be  executed in any number of
counterparts,   all  of  which  together  shall  constitute  one  and  the  same instrument.

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          IN  WITNESS  WHEREOF,  FSB  and  UTG  have  executed  this  Assignment effective as of the date first written on page 1 hereof.


                                         FIRST SOUTHERN BANCORP, INC.


                                         By: /S/ RANDALL L. ATTKISSON

                                         Its:  CFO

                                         Title:____________________________


                                         UNITED TRUST GROUP, INC.


                                         By:  /S/ THEODORE C. MILLER

                                         Name:  THEODORE C. MILLER

                                         Title:  SR. VICE PRESIDENT